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                                                                   EXHIBIT 10.24

                          THE INTERLINK COMPANIES, INC.
                         255 EXECUTIVE DRIVE, SUITE 108
                            PLAINVIEW, NEW YORK 11803





March 5, 2001


Mr. Leslie Flegel, Chairman
The Source Information Management Company
2 City Place Drive, Suite 380
St. Louis, Missouri 63141

Dear Leslie:

When executed by both parties, this shall serve as a binding letter of intent (subject only to the provisions of Section 9, below) between your company, The Source Information Management Company ("Source"), and ours, The InterLink Companies, Inc. (formerly Deyco Acquisition Corp.) ("InterLink") with respect to Source's acquisition of 100% of the stock of InterLink, on the following terms and conditions:

1. Source and InterLink have completed the transaction whereby InterLink purchased International Periodical Distributors ("IPD") (the "First Closing"). Following the First Closing, Source owns approximately 33% of InterLink common stock on a fully-diluted basis.

2. As soon as practicable, but not later than 60 days after the date hereof unless Source determines that the Source common shares to be issued in the transaction require prior registration with the Securities and Exchange Commission, Source will purchase 100% of the issued and outstanding preferred stock of InterLink (the "Interlink Preferred Stock"), and all of the issued and outstanding common stock of Interlink ("Interlink Common Stock") and options (the "Options") to purchase common stock of InterLink not already owned by Source, such that following these transactions, Source will be the sole owner of InterLink, and, indirectly, of its two operating subsidiaries, David E. Young, Inc. and IPD.

3. The purchase price for the Interlink Preferred Stock will be $1,200,000, paid in cash at the time of closing to the current shareholders thereof. The purchase price for the Interlink Common Stock and the Options will be 1,220,000 shares of Source common stock in the aggregate (the "Source Shares"). At the closing (the "Overall Closing"), the $1,200,000 in cash and 854,000 of the Source Shares will be transferred to the existing holders InterLink Preferred Stock and the existing holders of Interlink Common Stock and the Options, respectively, and 366,000 of the Source Shares (the "Escrow Shares") will be delivered to an escrow agent acceptable to Source and Interlink (the "Escrow Agent"), to be held by the Escrow Agent for a period of six (6) months from the date of the Overall Closing (the "Escrow Period"). At the end of the Escrow Period, all of the Escrow Shares shall be delivered to the holders of Interlink Common Stock and the Options existing as of the date hereof (the "Indemnifying Holders"), unless the conditions described in Section 5 hereof shall have occurred.


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4.   At the Overall Closing, all recipients of the Source Shares will execute documents with Source to the following effects:

         (i) That Source or its designee will have a "call" on the Source Shares, at $7.75 per share in cash, for a period of six (6) months from the date of the Overall Closing;

         (ii) That in consideration therefor, Source will undertake to register such Source Shares pursuant to the Securities Act of 1933 within such six (6) month period;

         (iii) That following such registration, and if the call expires unexercised, any such recipient will not, for a period of an additional six (6) months, sell Source Shares in the open market unless it is sold at a price higher than the previous days' close, and at the then prevailing ask price, and with the volume limitation expressed in Rule 144 promulgated by the Securities and Exchange Commission (even if such sale is not subject to Rule 144).

         (iv) That the Source Shares, until they are registered, will be subject to normal restrictions on transfer under federal and state securities laws.

5. If Source has not exercised its "call" at the end of the Escrow Period, and each of Leslie Flegel (on behalf of Source), Joseph J. Bianco, and David Buescher agree that Source shall invest additional capital in Interlink or in IPD (the "Additional Capital"), such parties shall use their best efforts to structure the investment of such Additional Capital so that it shall not be deemed to be permanent capital to Interlink or IPD. However, in the event such investment of Additional Capital is deemed by a nationally recognized investment bank acceptable to both Source and Interlink to be permanent capital to Interlink or IPD, then such number of Escrow Shares shall be returned to Source as is determined by dividing two thirds of such Additional Capital by 5; provided, however, that in no event shall RDA superadvances be considered permanent capital. The remaining Escrow Shares shall be converted into an investment of additional capital in Interlink by Source at the rate of $5.00 per share, and shall be delivered by Source to the Indemnifying Holders at the end of the Escrow Period.

6. At the Overall Closing, Source will or will cause InterLink to enter into mutually satisfactory employment agreements with David Buescher and Norman Raben.

7. In the event that either party can benefit from a change in the structure of the transactions contemplated to be consummated at the Overall Closing, without detriment to the other party and without change to the substance of such transactions, then such structure shall be changed accordingly. In the event that fewer than 100% of the holders of common stock and preferred stock and Options of InterLink execute a definitive agreement with respect to the transactions contemplated by this letter of intent, the parties agree to cooperate in restructuring the transactions contemplated by this letter of intent in order that Source will obtain 100% of the outstanding preferred and common shares and Options of InterLink. Such restructuring may be:

         (a) A statutory merger between a subsidiary of Source and InterLink in a transaction in which InterLink shareholders and Option holders will receive the same consideration they would have received if the transaction were structured as a stock purchase.

         (b) A purchase of InterLink preferred and common shares from those InterLink shareholders who execute the definitive agreement (the "Initial Purchase") followed by a merger in which InterLink preferred shareholders receive the same cash consideration they would have received had they participated in the Initial Purchase, and InterLink common shareholders and Option holders who do not sell their shares in the Initial Purchase receive either the same number of Source shares they would have received had they participated in the Initial Purchase or cash of a value equivalent to the value of Source common shares they would have received in the Initial Purchase.

8. Subject to approval by Source's Board of Directors to be made prior to the Overall Closing, upon the Overall Closing, Joseph J. Bianco will be elected to the Board of Directors of Source.



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9.   The transactions contemplated by this letter of intent are subject to:

         (a) Negotiation and execution of a definitive agreement containing representations, warranties, covenants and other terms customary in agreements of this type. The parties agree in good faith to negotiate, finalize and execute the definitive agreement as soon as practicable.

         (b)    Satisfactory completion of due diligence.

         (c) Written confirmation of oral consent to the transactions contemplated by this letter of intent by Source's lender.

         (d) Written confirmation of oral consent to the transactions contemplated by this letter of intent by Congress Financial.

10. The undersigned holders of preferred and common shares of InterLink who hold of record and beneficially the number of InterLink common and preferred shares set forth opposite their respective names (collectively more than fifty percent (50%) of the outstanding preferred shares and the outstanding common shares of InterLink), as an inducement to Source to proceed with the transactions contemplated by this letter of intent, agree that they will sell their shares to Source in the Initial Purchase on the terms outlined in this letter of intent.

11. InterLink will cause to be prepared audited consolidated financial statements of IPD and its affiliates and of InterLink and its affiliates which will be required to be filed by Source with the Securities and Exchange Commission.

12. This letter and the agreements contemplated herein shall be governed by the laws of the State of Delaware.

If the foregoing correctly set forth our understanding, please sign the enclosed copy of this letter of intent and return it to my attention.

Very truly yours,


                                             Accepted and Agreed:
THE INTERLINK COMPANIES, INC.                THE SOURCE INFORMATION MANAGEMENT
                                             COMPANY



By:                                          By:
   -----------------------------                -------------------------------
   Norman Raben
   Executive Vice President

           Shares Owned                 SHAREHOLDERS:
         Common     Preferred           [type or print names under signatures]
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